Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Ralliant Corporation (the “Company,” “we,” “us,” or “our”) has common stock, par value $0.01 per share, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). Because this is only a summary, it may not contain all the information that is important to you. We encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated bylaws, which we have previously filed with the Securities and Exchange Commission and which are included as exhibits to our Annual Report on Form 10-K, to which this is also an exhibit.

General

Our authorized capital stock consists of 1,300,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Our board of directors (the “Board”) may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Holders of our common stock are entitled to the rights set forth below.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by such stockholders. At each meeting of the stockholders, a majority in voting power of our shares issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum.

Directors are elected by a majority of the votes cast at a meeting of stockholders, except that a plurality standard applies in contested elections. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, any question brought before any meeting of stockholders, other than the election of directors, will be decided by the affirmative vote of the holders of a majority of the total number of votes of our shares represented at the meeting and entitled to vote on such question, voting as a single class.

Dividends

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the Board out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to ratable distribution of our remaining assets after the payment or provision for payment of our debts and other liabilities and any preferential rights of any then-outstanding preferred stock.

No Preemptive or Similar Rights

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “RAL.”

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, the Board is authorized, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to issue up to 10,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. The Board has the discretion, subject to limitations prescribed by the DGCL and by our amended and restated certificate of incorporation, to determine the rights, preferences, privileges, and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences, of each series of preferred stock. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest, or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that the Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by our stockholders.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected to “opt out” of, and therefore are subject to, Section 203.

Classified Board

Our amended and restated certificate of incorporation provides that, until our 2029 annual meeting of stockholders, our Board will be divided into three classes. The directors designated as Class I directors have terms expiring at our 2026 annual meeting of stockholders, and will be up for re-election at that meeting for a three-year term to expire at our 2029 annual meeting of stockholders. The directors designated as Class II directors have terms expiring at our 2027 annual meeting of stockholders, and will be up for re-election at that meeting for a two-year term to expire at our 2029 annual meeting of stockholders. The directors designated as Class III directors have terms expiring at our 2028 annual meeting of stockholders, and will be up for re-election at that meeting for a one-year term to expire at our 2029 annual meeting of stockholders.

Commencing with our 2029 annual meeting of stockholders, directors will be elected annually and for a term of office to expire at the next annual meeting of stockholders, and our Board will thereafter no longer be divided into classes. Before our Board is declassified, it would take at least two annual meetings of stockholders to be held for any individual or group to gain control of our Board. Accordingly, while the Board is divided into classes, these provisions could discourage a third party from initiating a proxy contest, making a tender offer, or otherwise attempting to acquire control of us.

Removal of Directors

Our amended and restated bylaws provide that (i) until our 2029 annual meeting of stockholders (or such other time as our Board is no longer classified under the DGCL), our stockholders may remove directors only for cause, and (ii) from and including our 2029 annual meeting of stockholders (or such other time as our Board is no longer classified under the DGCL), our stockholders may remove directors with or without cause. Removal requires the affirmative vote of holders of at least the majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Amendments to Certificate of Incorporation

Our amended and restated certificate of incorporation provides that (i) until our 2029 annual meeting of stockholders, the affirmative vote of the holders of at least two-thirds of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions, including those relating to the number, term, classification, removal, and filling of vacancies with respect to the Board, the advance notice to be given for nominations for elections of directors, the calling of special meetings of stockholders, cumulative voting, stockholder action by written consent, the ability to amend the bylaws, the elimination of liability of directors and officers to the extent permitted by Delaware law, director and officer indemnification, and any provision relating to the amendment of any of these provisions, and (ii) from and including our 2029 annual meeting of stockholders, the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class, is required to amend any of the provisions described in the foregoing clause (i).

Amendments to Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our amended and restated bylaws may only be amended by (A) a majority of the Board or (B) (i) until our 2029 annual meeting of stockholders, by the affirmative vote of holders of at least two-thirds of the total voting power of our outstanding shares entitled to vote thereon, voting as a single class, and (ii) from and including our 2029 annual meeting of stockholders, by the affirmative vote of the holders of at least a majority of the voting power of our outstanding shares entitled to vote thereon, voting as a single class.

Size of Board and Vacancies

Our amended and restated bylaws provide that the Board consists of not less than three nor greater than fifteen directors, the exact number of which is fixed exclusively by the Board. Any vacancies created in the Board resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office, or other cause will be filled by a majority of the directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on the Board will hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of stockholders may be called only by the secretary of the Company upon a written request delivered to the secretary by (a) the Board pursuant to a resolution adopted by a majority of the entire Board, (b) the chair of the Board, (c) the chief executive officer of the Company, or (d) from and including our 2029 annual meeting of stockholders, stockholders pursuant to a resolution validly adopted by the holders of at least 25% of the voting power of our outstanding shares entitled to vote thereon, voting as a single class. Until our 2029 annual meeting of stockholders, stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated certificate of incorporation mandates that advance notice of stockholder nominations for the election of directors must be given in accordance with the bylaws. The amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the amended and restated bylaws require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Undesignated Preferred Stock

The Board’s authority to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. The Board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties, subject to certain exceptions, and our amended and restated certificate of incorporation includes such an exculpation provision. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our directors and, subject to certain exceptions, officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. Our amended and restated certificate of incorporation expressly authorizes us to carry directors and officers insurance to protect us, our directors, officers, and certain employees against some liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors or officers for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing otherwise, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of our company, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, or stockholders to our company or our stockholders, any action asserting a claim against our company or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws, any action asserting a claim against our company or any of our directors or officers governed by the internal affairs doctrine, or any action asserting an “internal corporate claim” as defined in the DGCL.

Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation further provides that, unless we consent in writing otherwise, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty of liability created by the Exchange Act or the rules and regulations thereunder, and as a result, the exclusive forum provision does not apply to actions arising under the Exchange Act or the rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our federal forum provision described above. Our stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of our forum selection provisions.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions, and as employee compensation. As noted above, the existence of authorized but unissued shares of common stock and preferred stock could also render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.